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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.    2     )(1)


                            GILAT SATELLITE NETWORKS
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    M5147410
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/98)

CUSIP No. M5147410                    13G                    Page 2  of  5 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     CREDIT SUISSE ASSET MANAGEMENT, LLC                              13-3580284
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
     NOT APPLICABLE
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     UNITED STATES
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           683,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         683,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     683,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
     NOT APPLICABLE
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     3.43%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     INVESTMENT ADVISER
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. M5147410                    13G                    Page 3  of  5 Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer:


     GILAT SATELLITE NETWORKS
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:


     YEGIA KAPAYIM STREET, DANIV PARK, KIRYAT ARYE, PETAH TIKVA 49130, ISRAEL
________________________________________________________________________________
Item 2(a).  Name of Person Filing:


     CREDIT SUISSE ASSET MANAGEMENT, LLC
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:


     153 EAST 53RD STREET, NEW YORK, NY 10022
________________________________________________________________________________
Item 2(c).  Citizenship:


     UNITED STATES
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:


     COMMON STOCK
________________________________________________________________________________
Item 2(e).  CUSIP Number:


     M5147410
________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [_]

CUSIP No. M5147410                     13G                   Page 4  of  5 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:    683,000

     (b)  Percent of class:             3.43%


     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote              683,000

          (ii)  Shared power to vote or to direct the vote                   0


          (iii) Sole power to dispose or to direct the disposition of 683,000


          (iv)  Shared power to dispose or to direct the disposition of      0



________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.


     CREDIT SUISSE ASSET MANAGEMENT, LLC ("CSAM") IS AN INVESTMENT ADVISER REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.
     CSAM SERVES AS INVESTMENT ADVISER TO MANY ACCOUNTS INCLUDING VARIOUS REGISTERED INVESTMENT COMPANIES. THE SECURITIES WHICH ARE THE SUBJECT OF THIS REPORT ARE OWNED BY OUR ACCOUNTS. IN THIS REPORT NO ACCOUNT OWNED MORE THAN 5%.
________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


     NOT APPLICABLE
________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.


     NOT APPLICABLE
________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.


     NOT APPLICABLE
________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.


     NOT APPLICABLE
________________________________________________________________________________
Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        FEBRUARY 15, 2000
                                        ----------------------------------------
                                                        (Date)


                                        /s/ HAL LIEBES
                                        ----------------------------------------
                                                      (Signature)


                                        HAL LIEBES, MGNG DIRECTOR & GENL COUNSEL
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).